Exhibit 99.1

Singer Children’s Management Trust

212 Vaccaro Drive

Cresskill, New Jersey 07626

Phone: (201) 750-0415

Facsimile: (201) 224-2762

Lloyd I. Miller Trust A-4

Milfam II, L.P.

222 Lakeview Avenue, Suite 160-365

West Palm Beach, Florida 33401

Phone: (561) 832-3490

Facsimile: (561) 832-3488

May 24, 2012

Mr. Steve Nussrallah

Chairman of the Board

Concurrent Computer Corporation

4375 River Green Parkway, Suite 100

Duluth, GA 30096

Members of the Board of Directors (the “Board”):

The undersigned collectively are beneficial owners, through various trusts and other entities, of approximately 10.53% of the outstanding shares of common stock of Concurrent Computer Corporation (the “Company”).

We are writing to request a meeting with the members of the Board to discuss means by which the Company may be able to maximize value for all of the Company’s shareholders. Please contact either of the undersigned to arrange for a meeting at the Board’s earliest convenience. We look forward to hearing from you.

Sincerely,

/s/ Lloyd I. Miller, III	/s/ Karen Singer

Lloyd I. Miller, III	Karen Singer

cc:	Dan Mondor

Charles Blackmon

Larry Enterline

C. Shelton James